EXHIBIT (g)(3)

AMENDMENT TO CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT

Amendment dated November 18, 2002, to the Custody and Investment Accounting Agreement, dated June 1, 2001, as amended, by and between State Street Bank and Trust Company of California, N.A. (the “Custodian”), State Street Bank and Trust Company (“State Street Boston”) and Pacific Select Fund (the “Fund”) (the “Custodian Contract”).

In consideration of the promises and covenants contained herein, the Custodian, State Street Boston and the Fund hereby agree as follows:

1.     Section V.A. of the Custodian Contract is hereby amended to read as follows:

V.	INSTRUCTIONS The term “Instructions”, which may also be standing instructions, as used herein, shall mean instructions to Custodian from a designated representative of Fund. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian or State Street Boston and the person giving such instructions, provided that the Fund has followed any security procedures agreed to from time to time by the Fund, the Custodian and State Street Boston. Certified copies of Resolutions of the Board naming one or more designated representatives to give instructions in the name and on behalf of Fund, may be received and accepted from time to time by Custodian as conclusive evidence of the authority of any designated representative to act for Fund and may be considered to be in full force and effect (and Custodian will be fully protected in acting in reliance thereon) until receipt by Custodian of notice to the contrary. Unless the Resolution delegating authority to any person to give instructions specifically requires that the approval of anyone else will first have been obtained, Custodian will be under no obligation to inquire into the right of the person giving such instructions to do so. Notwithstanding any of the foregoing provisions of this Section V., no authorizations or Instructions received by Custodian from Fund, will be deemed to authorize or permit any trustee, officer, employee, or agent of Fund to withdraw any of the Assets upon the mere receipt of such authorization or Instructions from such trustee, officer, employee or agent.

2.    Section II.C. 3 is hereby amended by striking “, subject to approval and annual review of the arrangement by the Board of Trustees of the Fund”.

3.    Section II.C. 4 is hereby amended by striking “, subject to approval and annual review of the arrangement by the Board”.

4.    This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the 18th day of November, 2002.

STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kenneth A. Bergeron	By:	/s/ Robert G. Novellano

Name, Title:	Kenneth A. Bergeron	Name, Title:	Robert G. Novellano

	Senior Vice President		Senior Vice President

PACIFIC SELECT FUND

		By:	/s/ Thomas C. Sutton

		Name, Title:	Thomas C. Sutton

Chairman of the Board & Trustee

Addendum to Exhibit A

Fund Transfer Operating Guidelines

SECURITY PROCEDURES

1.	State Street is authorized to transfer funds, upon appropriate instructions as set forth in paragraph 3 below, from the Fund to the one or more of the five accounts listed below. Transfer of funds to any other party is strictly prohibited

For Daily Net Redemption From Pacific Select Fund

A.	NAME:	Pacific Life Insurance Company
	ACCOUNT NO:	910-2-666584
	ABA NO:	021-000-021
	BANK:	Chase Manhattan Bank

B.	NAME:	Pacific Life & Annuity Company
	ACCOUNT NO:	910-2-691756
	ABA NO:	021-000-021
	BANK:	Chase Manhattan Bank

C.	NAME:	Pacific Life & Annuity Company
	ACCOUNT NO:	323-383-823
	ABA NO:	021-000-021
	BANK:	Chase Manhattan Bank

For Directed Brokerage Distribution Reimbursement from Pacific Select Fund

D.	NAME:	Pacific Select Distributors, Inc.
	ACCOUNT NO:	14172-06783
	ABA NO:	121-000-358
	BANK:	Bank of America

For Initial Capital Redemption From Pacific Select Fund

E.	NAME:	Pacific Assets Management LLC
	ACCOUNT NO:	14171-034834
	ABA NO:	121-000-358
	BANK:	Bank of America

2.	The bank, account numbers and routing instructions (ABA Numbers) set forth in paragraph 1 above may only be changed in writing, executed by then current authorized parties as designated in resolutions adopted by the board of the entity seeking the change. A current Secretary’s Certificate and a Certificate of Incumbency for each of Pacific Life Insurance Company (Pacific Life), Pacific Life & Annuity Company (PL&A) Pacific Select Distributors, Inc. (PSD), and Pacific Asset Management LLC (PAM) is attached. Note that current Board resolutions of Pacific Life and PL&A require two authorized signatories:

(1)	Chairman of the Board or President or Chief Financial Officer

And

(2)	Treasurer or Assistant Treasurer

Addendum to Exhibit A

Fund Transfer Operating Guidelines

PSD Board resolutions currently require two authorized signatories follows:

(1)	Chairman of the Board or President

And

(2)	Treasurer or Secretary

PAM Board resolutions currently require two authorized signatories follows:

(1)	Chief Executive Officer or President or Chief Financial Officer

And

(3)	Treasurer or Assistant Treasurer or Secretary

An updated Secretary’s Certificate and Certificate of Incumbency must accompany any request to change banks, bank account numbers or routing instructions to confirm authorized signatories. Only an originally signed document executed by the authorized signatories is acceptable to affect such change (no copies or facsimiles). Signatures must be matched against specimen signatures, which are on file with State Street.

3.	The Chairman, President and any Vice President of the Pacific Select Fund are authorized to give wire instructions for wires from Pacific Select Fund to Pacific Life Insurance Company, Pacific Life & Annuity Company, Pacific Select Distributors, Inc., and Pacific Asset Management LLC, as described in paragraph 1 above. Currently, those persons are:

Thomas C. Sutton, Chairman

Glenn S. Schafer, President

Brian D. Klemens, Vice President & Treasurer

Sharon A. Cheever, Vice President & General Counsel

Diane N. Ledger, Vice President & Assistant Secretary

Audrey L. Milfs, Secretary

The Fund will advise State Street if there is any change to this list of authorized signatories.

Such instructions may only be given in writing, including via facsimile. Signatures must be matched against specimen signatures, which are on file with State Street.

EFFECTIVE DATE:    November 11, 2002

AGREED TO AND ACCEPTED BY:

PACIFIC SELECT FUND		STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

By:	/s/ Diane N. Ledger	By:	/s/ Robert G. Novellano

Name:	Diane N. Ledger	Name:	Robert G. Novellano
Title:	Vice President & Assistant Secretary	Title:	Senior Vice President